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Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (No. 333-206448) of Forethought Life Insurance Company of our report dated March 29, 2019 relating to the statutory financial statements and supplemental schedules of Forethought Life Insurance Company and consent to the use in this Registration Statement of our report dated March 29, 2019, relating to the financial statements of Forethought Life Insurance Company Separate Account A, both of which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, MA
April 18, 2019